STATE FARM VARIABLE PRODUCT TRUST

International Equity Index Fund

Stock and Bond Balanced Fund

April 4, 2014 Supplement to State Farm Variable Product Trust

Annual Report dated December 31, 2013

The information in this supplement is an amendment to the State Farm Variable Product Trust Annual Report dated December 31, 2013.

With this amendment, on pages 23 and 27 of the State Farm Variable Product Trust Annual Report dated December 31, 2013, the following disclosure is added to appear immediately below the graphic illustrating the Comparison of change in value of $10,000 investment for the periods ended December 31:

The performance data quoted represents past performance and does not guarantee future results. Investment return and principal value will fluctuate so that your account value, when redeemed, may be worth more or less than the premiums you paid. Recent performance may be less than the figures shown. Obtain contract-level standardized total returns current to the most recent month-end on statefarm .com® for the State Farm Variable Deferred Annuity Policy at http://www. statefarm .com
/insurance/life_annuity/annuity/variable/vdapandr.asp; and the State Farm Variable Universal Life Insurance Policy at http://www. statefarm .com /insurance/life_annuity/life/vari_univ/vulpandr.asp.